Exhibit 10.36
January 27, 2025

Gagan Dhingra

Re: Promotion to Senior Vice President

Dear Gagan,
On behalf of the Board of Directors of Lucid Motors ("Lucid"), I am delighted to share that you have been approved for a promotion to Senior Vice President, Finance and Accounting.
This promotion is effective immediately after the filing of Lucid’s annual report on Form 10-K for the fiscal year 2024, expected to be February 25, 2025. You will remain as Lucid’s Principal Accounting Officer in this role.
On that date, your compensation and benefits package will change in the following ways:
•Your base pay will increase to $475,000 annually.
•Your Annual Incentive Program (“AIP”) target will increase to 75% of base pay.
•You will receive two equity awards as follows:
o    $600,000 in Performance Stock Units; these will be granted upon Board approval of the 2025 PSU program for all company leaders and will be structured as per the approved program, and
o    $400,000 in Restricted Stock Units; these will be granted on the effective date of your promotion and will vest on Company Vesting Dates (March 5, June 5, September 5, and December 5) each year over sixteen quarters, beginning March 5, 2025
•Your participation in the Lucid Executive Severance Program will change to the program generally offered to Senior Vice Presidents
•Owing to your excellent and sustained performance as Interim Chief Financial Officer, you have been awarded a discretionary bonus of $250,000. This will be paid to you as soon as is practicable after the date of this agreement.

On December 13, 2023, you and Lucid entered into an agreement for your service as Interim Chief Financial Officer. As your service in this interim role draws to a close, the ending of your bonuses and stipends connected to this role will cease in the following manner:
•Your final quarterly bonus of $33,334 will be paid to you after the end of the March quarter, payable to you not later than 21 days after the end of the quarter, and
•Your final monthly cash stipend of $25,000 will be paid to you for March 2025 on March 28, 2025.
As always, Lucid reserves the right to change, supplement, modify or terminate its compensation and benefits arrangements as needed. Please note that nothing in this letter is intended to prevent Lucid from doing so, or to be considered a contract for employment or in any way alter the “at-will” employment relationship.
Thank you for your support of Lucid at this time. I am confident in your ability to serve in this enhanced role for Lucid!

Sincerely,

/s/Gale Halsey
Gale Halsey
Senior Vice President, People and EHS

Accepted:

/s/Gagan Dhingra
Gagan Dhingra
Senior Vice President, Finance and Accounting